Exhibit (e)(21)

CONTRACT NO. 8876

Net2phone Co-location in 225 Old New Brunswick Road 2nd Floor Terms

The items below outline the expectations regarding Net2Phone's occupying the proposed space on the second floor of 225 Old New Brunswick Road.

•	To obtain approval for all non-emergencies, requests must be made using the “Scope of Work Form” and submitted with sufficient time for review and arranging of resources.

•	All Net2phone personnel who have previously completed and signed a "Net2Phone Security Access Regulations for IDT Facilities" form should be informed that the regulations delineated in the "Policy and Procedures for Net2Phone at IDT Co-Location Facilities" document will now include this co-location area.

•	All Net2phone personnel who have not previously had access to IDT co-location facilities and now require access must complete and sign a "Net2Phone Security Access Regulations for IDT Facilities" form and abide by the regulations delineated in the "Policy and Procedures for Net2Phone at IDT Co-Location Facilities" document.

•	Any requests to add names to or delete names from the list of authorized Net2phone personnel or any requests to modify access privileges for existing Net2phone personnel will require an email with an attached current list to Ramin Rabizadeh and copies sent to John Musella and Jack Monoker.

•	Net2phone vendors, contractors or employees that do not have access to an IDT co-location area that need temporary access to the IDT co-location area must be accompanied at all times by authorized Net2phone personnel that do have valid access to the IDT co-location area.

•	Net2phone employees, vendors or contractors may not operate any IDT building systems or modify, improve, or repair IDT building infrastructure without prior approval from both the IDT E&O Facilities and Engineering Departments.

•	All potential buildout or equipment installation work must be reviewed and pre-approved by IDT Central Office Engineering staff prior to any work being executed by either IDT or Net2Phone employees.

CHARGES TABLE:
Monthly Charges
Monthly Per Rack Charge	$615
Conditions
Maximum Space Allotment	500 sq. ft.
Maximum Power Allotment	40 amps/rack
Allotted Number of Racks	35
Minimum Term	2 years
Services
IDT E&O Personnel (per person per hour between 9am-5pm M-F non Holidays)	$75 - minimum 1 hour
IDT E&O Personnel (per person per hour between 5pm-9am M-F or Weekends or Holidays)	$125 - minimum 2 hours
E&O Contractor Services.	Quote required

SIGNATURES
/s/ David Lando	/s/ Norman Rosenberg	/s/ Kathleen Timko

David Lando	Norman Rosenberg	Kathleen Timko